Exhibit 99.1

The #1 Airborne Healthcare Company

The Board of Directors of Air Methods Corporation Recommends a Three-for-One Stock Split

DENVER, CO., September 28, 2012 -- Air Methods Corporation (Nasdaq: AIRM), the global leader in air medical transportation, today announced that its Board of Directors approved a three-for-one stock split of the Company’s common stock.

Implementation of the stock split is subject to approval by the Company’s shareholders of an increase in the number of authorized shares from 28.5 million to 85.5 million.  These matters will be voted on at a special shareholder meeting anticipated to be held on or around November 19, 2012.  Each shareholder of record on the close of business on the record date will receive two additional shares of common stock for each share held on such date.

This will be the first stock split in the Company’s history. Additional details of the special meeting and the proposed split will be included in a proxy statement, which will be distributed in connection with the special meeting.

“We are pleased with the Company’s strong business performance and the long-term value that it has delivered to our shareholders and believe this stock split may broaden our investor base,” said, Aaron Todd, the Company’s Chief Executive Officer and member of the Company’s Board of Directors.  Mr. Todd added that, “the stock split further reflects the Company’s continued confidence in its ability to generate long-term growth and financial performance.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated synergies associated with the acquisition of Omniflight; the anticipated benefits of the Company’s internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.